Corporate Policy for Dynasil Corporation of America and
                Subsidiaries ("the Company")

CODE OF CONDUCT

Key Requirements

Dynasil Corporation is committed to high standards of business conduct. It is vital to the reputation and financial success of Dynasil that we conduct our business with honesty and integrity and in compliance with all applicable legal and regulatory requirements. This Code of Conduct is intended to provide you with a clear understanding of the principles of business conduct by which the company strives to conduct itself and the standards which you are expected to follow, to the extent that they apply to your job responsibilities, including:

..     Conduct  the  Company's business  with  honesty  and
     integrity and in a professional manner that protects the Company's good public image and reputation.

..    Build relationships with customers, vendors and fellow
employees based on trust and treat every individual with respect and dignity in the conduct of Company business.

..    Provide financial records that fairly and accurately
reflect our financial position and ensure that we develop, maintain and consistently follow our system of internal controls.

..    Provide full, fair, accurate, timely, and
understandable disclosures in documents filed with the SEC.

..    Become familiar with and comply with legal requirements
and Company policy and procedures.

..    Avoid any activities that could involve or lead to
involvement in any unlawful practice or any harm to the company's reputation or image.

..    Avoid actual or potential conflicts of interest with
the Company, or the appearance thereof, in all transactions.

..    To be accountable for adherence to the Code of Conduct
and for prompt internal reporting of any violations.

Purpose & Application

1. Purpose

This Code of Conduct sets out the fundamental standards to be followed by employees in their everyday actions on behalf of the Company and seeks to promote honest and ethical conduct.

Further guidance on the Company's standards in specific areas will be provided through related corporate policies and guidelines.

2. Scope

This policy applies to all Dynasil Corporation employees, within all Business Units and Subsidiaries.

Specific Requirements

3. Responsibility

3.1 Responsibilities & Accountability

All Dynasil employees must uphold these standards in the conduct of Company business and the Company must handle, in a manner consistent with these standards and related policies, all actual and apparent conflicts of interest between personal and professional relationships and all other matters governed by this Code and such related policies. If a decision about a particular action is not covered specifically by this Code or related corporate policies, employees are required to seek guidance from their supervisor or appropriate internal resources.

Failure by any employee to comply with this or any Dynasil policy will subject employees, including supervisors who ignore prohibited conduct, or have knowledge of the conduct and fail to correct it, to disciplinary action up to and including separation from employment with the Company. When in doubt as to the correct action to take, ask the following question. "Would I feel comfortable in explaining this action to my family or close friends or seeing my action reported on the front page of the local newspaper?" The Company is best served when each employee's answer to this question is an unqualified, "Yes."

3.2 Manager's Basic Duties

Senior management should be a role-model for these standards by visibly demonstrating support and by regularly encouraging adherence by managers. Managers should ensure all their employees receive guidance, training and communication on ethical behavior and legal compliance relevant to their duties for the Company.

4. Communication of Issues

4.1. Provide accurate and reliable information in records submitted, safeguard the Company's confidential information, and respect the confidential information of other parties with whom the Company does business or competes.

4.2. Promptly report to the Company any violations of law or ethical principles or Company policies that come to your attention, and cooperate fully in any audit, enquiry, review or investigation by the Company. If you have any knowledge regarding actual or suspected violation of the Code of Conduct, you are required to contact your supervisor, a Company Officer, or the Audit Committee of the Board of Directors. The Audit Committee has set up a Whistle Blower system to communicate with outside Directors by sending an e-mail to whistleblower@optometrics.com.

4.3. Provide the Company's External Auditor with access at all times to the Company's records and accounts (in whatever form they are held) and provide additional information as requested by the External Auditor. If such requested information is legally privileged the employee must contact the Legal Department before responding to the request.

Definitions & Administration

Glossary

The  following word has specific meanings when used in  this
Policy:

"Conflict of Interest" occurs when an employee allows the prospect of personal gain to influence his or her actions in the conduct of company business.



Administration

Approval: Dynasil Board of Directors
Sponsor:  Dynasil Chief Executive Officer; Craig T. Dunham
Date:     December 23, 2008